                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12.

                              GRIFFON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              GRIFFON CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 8, 2000
                            ------------------------

To our Stockholders:

     An annual meeting of stockholders will be held at the deSeversky Conference Center, Northern Boulevard, Old Westbury, New York on Tuesday, February 8, 2000 beginning at 10:00 a.m. At the meeting, you will be asked to vote on the following matters:

     1.     Election of four directors, each for a term of three years.

     2. A shareholder proposal recommending that the Board of Directors appoint a Special Committee of the Board of Directors to solicit, review and negotiate offers to acquire the company.

     3.     Any other matters that properly come before the meeting.

     The above matters are set forth in the proxy statement attached to this notice to which your attention is directed.

     If you are a stockholder of record at the close of business on December 24, 1999, you are entitled to vote at the meeting or at any adjournment or postponement of the meeting. This notice and proxy statement are first being mailed to stockholders on or about December 28, 1999.

                                         By Order of the Board of Directors,

                                              EDWARD I. KRAMER
                                                 Secretary
Dated: December 28, 1999
      Jericho, New York

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE AS DESCRIBED ON THE ENCLOSED PROXY CARD. YOUR PROXY, GIVEN THROUGH THE RETURN OF THE ENCLOSED PROXY CARD, MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH OUR CORPORATE SECRETARY PRIOR TO THE MEETING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE MEETING, FILING A WRITTEN NOTICE OF REVOCATION WITH THE SECRETARY OF THE MEETING AND VOTING IN PERSON.

                              GRIFFON CORPORATION
                             100 JERICHO QUADRANGLE
                            JERICHO, NEW YORK 11753
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TUESDAY, FEBRUARY 8, 2000
                            ------------------------

     Our Annual Meeting of Stockholders will be held on Tuesday, February 8, 2000 at the deSeversky Conference Center, Northern Boulevard, Old Westbury, New York at 10:00 a.m. This proxy statement contains information about the matters to be considered at the meeting or any adjournments or postponements of the meeting.

                               ABOUT THE MEETING

WHAT IS BEING CONSIDERED AT THE MEETING?

     You will be voting on the following:

     - election of directors and

     - the shareholder proposal.

In addition, our management will report on our performance during fiscal 1999 and respond to your questions.

WHO IS ENTITLED TO VOTE AT THE MEETING?

     You may vote if you owned stock as of the close of business on December 24, 1999. Each share of stock is entitled to one vote.

HOW DO I VOTE?

     You can vote in two ways:

     - by attending the meeting or

     - by completing, signing and returning the enclosed proxy card.

CAN I CHANGE MY MIND AFTER I VOTE?

     Yes, you may change your mind at any time before the vote is taken at the meeting. You can do this by (1) signing another proxy with a later date and returning it to us prior to the meeting or filing with our corporate secretary a written notice revoking your proxy, or (2) voting again at the meeting.

WHAT IF I RETURN MY PROXY CARD BUT DO NOT INCLUDE VOTING INSTRUCTIONS?

     Proxies that are signed and returned but do not include voting instructions will be voted (1) FOR the election of the nominee directors and (2) AGAINST the shareholder proposal.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

     It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, 212-936-5100.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

     If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy. Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms generally have the authority to vote customers' unvoted shares on certain "routine" matters, including the election of directors. When a brokerage firm votes its customer's unvoted shares, these shares are counted for purposes of establishing a quorum. At our meeting these shares will be counted as voted by the brokerage firm in the election of directors, but will not be counted for all other matters to be voted on because these other matters are not considered "routine" under the applicable rules.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

     Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to conduct our meeting, a majority of our outstanding shares as of December 24, 1999 must be present at the meeting. This is referred to as a quorum. On December 24, 1999, there were 30,318,647 shares outstanding and entitled to vote.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     For each item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

                                STOCK OWNERSHIP

     The following information, including stock ownership, is submitted with respect to our directors, each executive officer named in the "Summary Compensation Table," for all executive officers and directors as a group, and, based solely on filings with the Securities and Exchange Commission, except as otherwise indicated, for each holder of more than five percent of our common stock as of December 24, 1999:

                                                                 COMMON STOCK
                                                                 BENEFICIALLY
NAME OF BENEFICIAL OWNER                                           OWNED(1)
------------------------                                      ------------------
FMR Corp.(2)................................................  2,672,300  (8.8%)
Reich & Tang Asset Management L.P.(3).......................  1,941,100  (6.4%)
Patrick L. Alesia(4)........................................    120,194
Henry A. Alpert(6)(7).......................................      7,143
Robert Balemian(4)(5)(8)....................................  1,689,930  (4.9%)
Bertrand M. Bell(6).........................................     10,720
Harvey R. Blau(4)(5)(9)(10).................................  2,356,663  (6.9%)
Abraham M. Buchman(6).......................................     10,151
Rear Admiral Clarence A. Hill, Jr. (Ret.)(6)................     12,183
Edward I. Kramer(4)(10)(11).................................    103,685
Ronald J. Kramer(6)(12).....................................     25,300
Lieutenant Gen. James W. Stansberry (Ret.)(6)(13)...........     18,120
Martin S. Sussman(6)........................................      6,720
William H. Waldorf(6).......................................      8,917
Lester L. Wolff(6)..........................................      6,720
Directors and executive officers as a group (14
  persons)(14)..............................................  4,376,446  (12.7%)

---------------
 (1) No officer or director beneficially owns more than one percent of the issued and outstanding shares of our common stock unless otherwise indicated. Ownership represents sole voting and investment power, except where otherwise indicated.

 (2) Reflects shares beneficially owned by FMR Corp. ("FMR") according to information furnished to us by FMR. FMR holds sole dispositive power with respect to 2,672,300 shares and sole voting power with respect to no shares. All shares were beneficially owned by FMR's wholly-owned subsidiary, Fidelity Management and Research Company. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

 (3) Reflects shares beneficially owned by Reich & Tang Asset Management L.P. ("Reich & Tang") according to information furnished to us by Reich & Tang. Reich & Tang holds shared voting power with respect to 1,941,100 shares and sole dispositive power with respect to no shares. The address for Reich & Tang is 600 Fifth Avenue, New York, New York 10020.

 (4) Includes for Messrs. Blau, Balemian, Alesia and Edward I. Kramer, 1,750,000, 1,260,000, 67,500 and 57,500 shares, respectively, issuable with respect to options currently exercisable and options which become exercisable within 60 days under our stock option plans. See
     "Management -- Stock and Compensation Plans."

 (5) Includes for Messrs. Blau and Balemian, 126,259 shares of common stock credited to each of them in deferred stock under our Senior Management Incentive Compensation Plan. See "Management -- Stock and Compensation Plans."

 (6) Includes shares of common stock granted pursuant to our Outside Director Stock Award Plan. See "Management -- Stock and Compensation
     Plans -- Outside Director Stock Award Plan."

 (7) Includes 2,500 shares owned by the Spartan Petroleum Profit Sharing Trust of which Mr. Alpert is one of two trustees.

 (8) Includes 3,000 shares owned by Mr. Balemian's son.

 (9) Includes 125,551 shares owned by Mr. Blau's wife.

(10) The Blau, Kramer, Wactlar, & Lieberman, P.C. Profit Sharing Plan, of which Mr. Blau and Mr. Edward I. Kramer are two of three trustees, owns 54,715 shares of common stock of the company. Included in common stock beneficially owned are 47,556 and 5,388 shares allocated to Mr. Blau and Mr. Kramer, respectively.

(11) Includes 297 shares owned by Mr. Edward I. Kramer's wife.

(12) Includes 4,100 shares owned by Mr. Ronald J. Kramer's wife and daughters and 8,000 shares owned by a limited partnership of which Mr. Kramer is a general partner, as to which Mr. Kramer disclaims beneficial ownership of such shares which are in excess of his pecuniary interest.

(13) Includes 10,650 shares owned by Lieutenant General Stansberry's wife and 1,750 shares owned by the Stansberry Associates Money Purchase Plan of which Mr. Stansberry and his wife are the trustees.

(14) Includes 3,135,000 shares issuable with respect to options currently exercisable and options which become exercisable within 60 days granted to executive officers under our stock option plans. See "Management -- Stock and Compensation Plans."

                             ELECTION OF DIRECTORS

     Our certificate of incorporation provides for a Board of Directors consisting of not less than twelve nor more than fourteen directors, classified into three classes as nearly equal in number as possible, whose terms of office expire in successive years. Our Board of Directors now consists of twelve directors as set forth below.

        CLASS I                    CLASS II                       CLASS III
  (TO SERVE UNTIL THE        (TO SERVE UNTIL THE             (TO SERVE UNTIL THE
   ANNUAL MEETING OF          ANNUAL MEETING OF               ANNUAL MEETING OF
 STOCKHOLDERS IN 2002)      STOCKHOLDERS IN 2000)           STOCKHOLDERS IN 2001)
-----------------------   --------------------------   -------------------------------
Bertrand M. Bell (2)(3)        Robert Balemian               Henry A. Alpert (2)
 Martin S. Sussman (1)          Harvey R. Blau            Abraham M. Buchman (1)(2)
 Joseph J. Whalen (1)          Ronald J. Kramer                 Rear Admiral
    Lester L. Wolff           Lieutenant General       Clarence A. Hill, Jr. (Ret.)(2)
                          James W. Stansberry (Ret.)      William H. Waldorf (1)(3)

---------------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.
(3) Member of Ethics Oversight Committee.

     Robert Balemian, Harvey R. Blau, Ronald J. Kramer and Lieutenant General James W. Stansberry, directors in Class II, are to be elected to hold office until the Annual Meeting of Stockholders in 2003 or until their successors are chosen and qualified. Shares represented by executed proxies in the form enclosed will be voted, if authority to do so is not withheld, for the election as directors of the aforesaid nominees unless any such nominee shall be unavailable, in which case such shares will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

DIRECTORS' COMPENSATION

     Directors who are not our employees receive an annual fee of $15,000 and a fee of $1,200 for each Board of Directors or committee meeting attended. In addition, under our Outside Director Stock Award Plan, each non-employee director receives at the time of the Annual Meeting of Stockholders each year, shares of our common stock having a market value of $10,000. All shares awarded under this plan vest over a period of three years. In 1999, an aggregate of 9,710 shares were granted under this plan.

     During the fiscal year ended September 30, 1999 there were

     - four meetings of the Board of Directors

     - one meeting of the Audit Committee

     - four meetings of the Compensation Committee

     - one meeting of the Ethics Oversight Committee.

     Our Audit Committee is involved in discussions with our independent public accountants with respect to the year-end audited financial statements, our internal accounting controls and the professional services furnished by our independent public accountants. Our Compensation Committee awards stock options to officers and employees and recommends executive compensation. See "Compensation Committee Report on Executive Compensation." Our Ethics Oversight Committee is responsible for establishing and maintaining procedures for receipt, investigating and reporting of information and reports concerning alleged violations of our Code of Business Ethics and Standards of Conduct. We have no standing nominating committee. Each director attended or participated in at least 75% of the meetings of the Board of Directors and the committees on which he served.

PRINCIPAL OCCUPATIONS OF DIRECTORS

     The following is a brief account of the business experience for the past five years of our directors:

     Mr. Henry A. Alpert (52) has been a director since February 1995. Mr. Alpert has been President of Spartan Petroleum Corp., a real estate investment firm and a distributor of petroleum products, for more than the past five years.

     Mr. Robert Balemian (60) has been President and a director since 1982. Mr. Balemian was Vice President from February 1976 through December 1978 and Vice President of Finance from December 1978 until March 1982.

     Dr. Bertrand M. Bell (70) has been a director since 1976. Dr. Bell has been Professor of Medicine at Albert Einstein College of Medicine for more than the past five years and was appointed Distinguished Professor in September 1992.

     Mr. Harvey R. Blau (64) has been Chairman of the Board since 1983. Mr. Blau also is Chairman of the Board of Aeroflex Incorporated, a diversified manufacturer of military and industrial products, and a director of Nu Horizons Electronics Corp., a distributor of electronic components, and Reckson Associates Realty Corp. a real estate investment trust. See
"Management -- Certain Transactions."

     Mr. Abraham M. Buchman (83) has been a director since 1966. Mr. Buchman has been a practicing attorney in the State of New York for more than the past five years and is a partner in the law firm of Buchman & O'Brien.

     Rear Admiral Clarence A. Hill, Jr. (Ret.) (79) has been a director since 1982. Rear Admiral Hill was an officer in the United States Navy for more than thirty-five years prior to his retirement in 1973. Since retirement, Rear Admiral Hill has been acting as an independent consultant with respect to the utilization of advanced concepts of system modeling and manpower survey techniques. From 1975 to 1991, Rear Admiral Hill was Vice President for Governmental Affairs and an executive board member of the Association of Naval Aviation.

     Mr. Ronald J. Kramer (41) has been a director since 1993. Since July 1999, Mr. Kramer has been a Managing Director of Wasserstein Perella & Co., an investment banking firm. From June 1995 to June 1999, Mr. Kramer was Chairman and CEO of Ladenburg, Thalmann Group Inc., an investment banking firm, and an employee thereof for more than five years prior to his holding such office. Mr. Kramer is the son-in-law of Mr. Harvey R. Blau.

     Lieutenant General James W. Stansberry (Ret.) (72) has been a director since 1991. He was an officer in the United States Air Force for thirty-five years prior to his retirement in 1984. Since 1984, Lieutenant General Stansberry has been President of Stansberry Associates International, Inc., an independent consultant specializing in strategic planning for aerospace and defense firms. In fiscal 1999, Telephonics Corporation, our wholly-owned subsidiary, paid $42,000 to Stansberry Associates International, Inc. in consulting fees.

     Mr. Martin S. Sussman (62) has been a director since 1989. He has been a practicing attorney in the State of New York since 1961, and has been a member of the law firm of Seltzer, Sussman & Habermann for more than the past five years. Mr. Sussman is a director of Greenstone Roberts Advertising, Inc., an advertising agency.

     Mr. William H. Waldorf (62) has been a director since 1963. He has been President of Landmark Capital, Inc., an investment firm, for more than the past five years. Mr. Waldorf is a director of Kayne Anderson Mutual Funds.

     Mr. Joseph J. Whalen (67) has been a director since July 1999. He was a partner at Arthur Andersen LLP for more than five years prior to his retirement in 1994.

     Mr. Lester L. Wolff (79) has been a director since 1987. He has been President of Lester Wolff Enterprises Limited, a public relations firm, since 1981. Mr. Wolff served as a member of the U.S. House of Representatives from 1964 to 1981. Mr. Wolff is a director of U.S. Asia International Publications, Inc., a magazine publisher. In fiscal 1999, Telephonics Corporation, our wholly-owned subsidiary, paid $42,000 to Lester Wolff Enterprises Limited in consulting fees.

                                   MANAGEMENT

OUR OFFICERS

     Our officers are:

             NAME                      AGE                 OFFICE HELD
-------------------------------        ---        ------------------------------
Harvey R. Blau.................        64         Chairman of the Board and
                                                    Chief Executive Officer
Robert Balemian................         60        President
Patrick L. Alesia..............        51         Vice President and Treasurer
Edward I. Kramer...............        65         Vice President, Administration
                                                    and Secretary

     Mr. Patrick L. Alesia has been our Vice President since May 1990 and has been our Treasurer since April 1979.

     Mr. Edward I. Kramer has been our Vice President, Administration since February 1997 and our Secretary since February 1998. He has been a member of the law firm of Blau, Kramer, Wactlar & Lieberman, P.C., our general counsel, for more than the past five years. Mr. Kramer is also a member of our Ethics Oversight Committee.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation with respect to the Chairman/ Chief Executive Officer and each of our other executive officers who earned more than $100,000 for services rendered during the fiscal years ended September 30, 1999, 1998 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                       ANNUAL COMPENSATION            ----------------------
                                               ------------------------------------   NUMBER OF    LONG-TERM
                                                                       OTHER ANNUAL     SHARES     INCENTIVE    ALL OTHER
NAME AND                              FISCAL                BONUS      COMPENSATION   UNDERLYING     PLAN      COMPENSATION
PRINCIPAL POSITION                     YEAR     SALARY       (1)           (2)         OPTIONS      PAYOUTS        (3)
------------------                    ------   --------   ----------   ------------   ----------   ---------   ------------
Harvey R. Blau......................  1999     $789,000   $1,136,000       --           390,000       --         $82,855
Chairman and Chief                    1998      697,000    1,897,000       --         1,050,000       --          81,746
  Executive Officer                   1997      679,000    2,738,000       --           350,000       --          80,666
Robert Balemian.....................  1999      713,000    1,078,000       --           290,000       --          45,855
  President                           1998      691,000    1,839,000       --           650,000       --          44,024
                                      1997      673,000    2,681,000       --           250,000       --          44,782
Patrick L. Alesia...................  1999      258,000       95,000       --            25,000       --          16,792
  Vice President and Treasurer        1998      243,000       95,000       --            15,000       --          16,884
                                      1997      229,000       90,000       --            15,000       --          16,800
Edward I. Kramer....................  1999      125,000       --           --            15,000       --           7,691
  Vice President,                     1998      125,000       --           --            15,000       --           7,386
  Administration and Secretary        1997      100,000       --           --            25,000       --           6,141

---------------
(1) Represents for Messrs. Blau and Balemian cash incentive bonus under our Senior Management Incentive Compensation Plan. The bonus amount in fiscal 1999 and 1998 for each of Messrs. Blau and Balemian does not include $500,000 which was deferred under such Plan and will be paid in the form of shares of our common stock. Accordingly, there has been reserved 68,581 and 57,678 shares of our common stock in respect of each of Messrs. Blau and Balemian's incentive compensation for fiscal 1999 and 1998, respectively. See "Management -- Employment Agreements -- and -- Stock and Compensation Plans."

(2) Other Annual Compensation excludes certain perquisites and other non-cash benefits provided by us since such amounts do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

(3) All Other Compensation in fiscal 1999 includes: (a) $61,360, $26,280 and $7,590 of premiums paid by us in respect of certain split-dollar life insurance policies on the lives of Messrs. Blau, Balemian and Alesia, respectively. We are the beneficiary to the extent of the premiums paid; (b) $13,493, $11,573, $1,200 and $1,200 paid by us for term life insurance policies on Messrs. Blau, Balemian, Alesia and Kramer, respectively; (c) our contributions under the Griffon Corporation 401(k) Retirement Plan of $7,002 paid by us for each of Messrs. Blau, Balemian and Alesia and $5,491 for Mr. Kramer and (d) $1,000 in company contributions allocated under our Employee Stock Ownership Plan on behalf of each of Messrs. Blau, Balemian, Alesia and Kramer.

EMPLOYMENT AGREEMENTS

     Effective October 1, 1998, we entered into employment agreements with each of Messrs. Blau and Balemian. The term of the agreements expires December 1, 2003. Pursuant to these agreements:

     - Mr. Blau receives a base salary of $775,000, subject to annual cost of living adjustments, and an annual bonus calculated in accordance with our Senior Management Incentive Compensation Plan.

     - Mr. Balemian receives a base salary of $700,000, subject to annual cost of living adjustments, and an annual bonus calculated in accordance with our Senior Management Incentive Compensation Plan.

     The employment agreements further provide for a five year consulting period after the termination of employment during which each executive will receive consulting payments in an annual amount equal to two-thirds of his last annual base salary. The employment agreements also provide for life insurance and for the continuation of certain benefits following death or disability.

     The employment agreements further provide that in the event there is a change in the control of the company, as defined therein, each executive has the option, exercisable within one year after such event, to terminate his employment agreement. Upon such termination, he has the right to receive as a lump sum payment the compensation (including incentive bonus, if any) remaining to be paid for the balance of the term of the agreement. In addition, the company will provide the executive with a tax gross-up payment to cover any excise tax due.

STOCK AND COMPENSATION PLANS

  EMPLOYEE STOCK OWNERSHIP PLAN

     In May 1983, we adopted an Employee Stock Ownership Plan, as amended, ("ESOP" or "Plan"). Our employees and employees of our subsidiaries are eligible to participate in the Plan, provided they are not members of a collective bargaining unit. The ESOP has a Trustee, U.S. Trust Company, N.A. (the

"Trustee"), who votes the securities held by the Plan (other than securities of the company which have been allocated to employees' accounts).

     The annual contributions to the Plan are to be in such amounts as the Board of Directors in its sole discretion shall determine. Each employee who participates in the Plan has a separate account and the annual contribution by us to an employee's account is not permitted to exceed the lesser of $30,000 (or such other limit as may be the maximum permissible pursuant to the provisions of
Section 415 of the Internal Revenue Code and Regulations issued thereunder) or 25% of such employee's annual compensation, as defined under the Plan. No contributions are required of, nor are any accepted from, any employee.

     All contributions to the Plan are invested primarily in the company's securities. The Trustee has the right to purchase the company's securities on behalf of employees. The Trustee is considered the shareholder for the purpose of exercising all owners' and shareholders' rights, with respect to the company's securities held in the Plan, except for voting rights, which inure to the benefit of each participant who can vote all shares held in his account, even if said shares are not vested. As of November 30, 1999, there were 2,469,335 shares in the Plan, of which 2,359,339 were allocated to employees and 109,996 were unallocated.

     The Trustee is empowered to borrow funds for the purpose of purchasing the company's securities. The securities so purchased are required to be held in an acquisition indebtedness account, to be released and made available for allocation as principal and interest are repaid. In December 1996, the ESOP entered into a $3,000,000 loan agreement, the proceeds of which were used to purchase our common stock. The loan provides for repayment in quarterly installments through 2002 and is guaranteed by us. As of December 24, 1999, the Plan had outstanding borrowings of $1,500,000.

  SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN

     Our Senior Management Incentive Compensation Plan (the "Incentive Plan"), which was adopted by the Board of Directors in November 1997 and approved by the stockholders in February 1998, provides for annual bonuses to Messrs. Blau and Balemian based upon company performance. Under the Incentive Plan, each of Messrs. Blau and Balemian is entitled to receive a bonus based upon our consolidated pretax earnings, as defined, for each fiscal year. In the case of Mr. Blau, the annual bonus equals 4% of the first $5,000,000 of consolidated pretax earnings, plus 5% of the amount of consolidated pretax earnings in excess of $5,000,000. In the case of Mr. Balemian, the annual bonus equals 2.5% of the first $3,000,000 of consolidated pretax earnings, plus 3.5% of the next $2,000,000 of consolidated pretax earnings, plus 5% of the amount of consolidated pretax earnings in excess of $5,000,000. The first $500,000 of the annual bonus payable for any fiscal year to Messrs. Blau and Balemian is payable in deferred shares of common stock.

     The amount of the bonus for each of Messrs. Blau and Balemian for a fiscal year that is payable in deferred shares of common stock (the "Stock Portion") is converted to a hypothetical number of shares of common stock and credited to a bookkeeping account in his name. The number of shares will equal (i) the amount of the Stock Portion divided by (ii) the "Value" of a share of common stock as of the last day of the fiscal year for which the bonus is paid. The "Value" of a share of common stock as of a given date is defined as the average of the closing prices of a share of common stock on the New York Stock Exchange composite tape (or, if the common stock is not listed on such exchange, on any other national securities exchange on which the common stock is listed) for each trading day during the period of 20 trading days ending with such date. If the common stock is not traded on any national securities exchange, the Value of the common stock is to be determined in good faith by the committee administering the Incentive Plan. The deferred stock credited to the accounts of Messrs. Blau and Balemian will be delivered in the form of shares of common stock when he ceases to be our employee, either all at once or in up to five annual installments. However, the committee administering the Incentive Plan has the power, in its discretion, to accelerate delivery of the deferred stock. Upon a Change in Control of the company (as defined in the Incentive Plan), bonuses will be paid, entirely in cash, with respect to the portion of our then-current fiscal year before the Change in Control, based upon performance for that portion of the year, and the deferred stock credited to participants' accounts will be paid to them in the form of cash based upon the Change in Control Consideration (as defined in the Incentive Plan).

  1998 EMPLOYEE AND DIRECTOR STOCK OPTION PLAN

     The 1998 Employee and Director Stock Option Plan (the "Employee and Director Plan"), which was adopted by the Board of Directors in February 1998 and amended in July and November 1998, covers 1,750,000 shares of our common stock. The participants in the Employee and Director Plan are all directors, officers and employees of, and consultants to, us or any of our subsidiaries and affiliates. Under the terms of the Employee and Director Plan, the purchase price of the shares subject to each option granted will not be less than 100% of the fair market value at the date of grant. The terms of each option shall be determined at the time of grant by the Board of Directors or its Compensation Committee. During fiscal 1999, options were granted to purchase 447,500 shares under the Employee and Director Plan. As of December 24, 1999, 169,750 options were exercisable at $10.875 to $14.75 per share and options to purchase 534,000 shares remained available for future grants under the Employee and Director Plan.

  1998 STOCK OPTION PLAN

     The 1998 Stock Option Plan (the "1998 Plan"), which was adopted by the Board of Directors in November 1997 and approved by the stockholders in February 1998, covers 1,000,000 shares of our common stock. The participants in the 1998 Plan are all officers and employees of our company or any of our subsidiaries or affiliates. Under the terms of the 1998 Plan, the purchase price of the shares subject to each option granted will not be less than 100% of the fair market value at the date of grant. The terms of each option shall be determined at the time of grant by the Board of Directors or its Compensation Committee. During fiscal 1999, no options were granted under the 1998 Plan. As of December 24, 1999, 500,000 options were exercisable at $11.125 per share and no options remained available for future grants under the 1998 Plan.

  1997 STOCK OPTION PLAN

     The 1997 Stock Option Plan (the "1997 Plan"), which was adopted by the Board of Directors in November 1996 and approved by the stockholders in February 1997, covers 1,500,000 shares of our common stock. The participants in the 1997 Plan are all officers and employees of our company or any of our subsidiaries or affiliates. Under the terms of the 1997 Plan, the purchase price of the shares subject to each option granted will not be less than 100% of the fair market value at the date of grant. The terms of each option shall be determined at the time of grant by the Board of Directors or its Compensation Committee. During fiscal 1999, no options were granted under the 1997 Plan. As of December 24, 1999, 1,445,000 options were exercisable at $13.50 to $15.75 per share and options to purchase 28,500 shares remained available for future grants under the 1997 Plan.

  1995 STOCK OPTION PLAN

     The 1995 Stock Option Plan (the "1995 Plan"), which was adopted by the Board of Directors in November 1994 and approved by the stockholders in February 1995, covers 1,000,000 shares of our common stock. The participants in the 1995 Plan are all officers and employees of our company or any of our subsidiaries or affiliates. Under the terms of the 1995 Plan, the purchase price of the shares subject to each option granted will not be less than 100% of the fair market value at the date of grant. The terms of each option shall be determined at the time of grant by the Board of Directors or its Compensation Committee. During fiscal 1999, no options were granted under the 1995 Plan. As of December 24, 1999, options to purchase 943,000 shares were exercisable at $7.50 to $9.375 per share and options to purchase 27,000 shares remained available for future grants under the 1995 Plan.

  OUTSIDE DIRECTOR STOCK AWARD PLAN

     We have an Outside Director Stock Award Plan (the "Outside Director Plan"), which was approved by the stockholders in 1994, under which 300,000 shares may be issued to non-employee directors. Annually, at the time of each annual meeting of stockholders, each eligible director is awarded shares of our common stock having a value of $10,000, which shares vest in equal installments over a three-year period. During fiscal 1999, 9,710 shares were issued under the Outside Director Plan. As of December 24, 1999, an aggregate of 242,800 shares remained available for future grants under the Outside Director Plan.

  1992 NON-QUALIFIED STOCK OPTION PLAN

     The 1992 Non-Qualified Stock Option Plan (the "1992 Plan"), which was adopted by the Board of Directors in November 1992 and approved by the stockholders in February 1993, covers 1,000,000 shares of our common stock. Under the terms of the 1992 Plan, the purchase price of the shares subject to each option granted will not be less than 100% of the fair market value at the date of grant. The terms of each option shall be determined at the time of grant by the Board of Directors or its Compensation Committee. During fiscal 1999, 680,000 options were granted. As of December 24, 1999, options to purchase 315,000 shares were exercisable at prices ranging from $6.625 per share to $9.125 per share and options to purchase 2,000 shares remained available for future grants under the 1992 Plan.

  1988 NON-QUALIFIED STOCK OPTION PLAN

     The 1988 Non-Qualified Stock Option Plan (the "1988 Plan") which was adopted by the Board of Directors in May 1988 and amended in November 1992, covered 1,000,000 shares of the Company's common stock. Under the terms of the 1988 Plan, the purchase price of the shares subject to each option granted were not less than 100% of the fair market value at the date of grant. The terms of each option were determined at the time of grant by the Board of Directors or its Compensation Committee. The 1988 Plan terminated in May 1998 and no further options are available for grant. As of December 24, 1999, options to purchase 149,000 shares were exercisable at prices ranging from $7.50 per share to $9.375 per share.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth all stock option grants to the executive officers named in the "Summary Compensation Table" during the fiscal year ended September 30, 1999:

                                                                                     POTENTIAL REALIZED VALUE AT ASSUMED
                                         INDIVIDUAL GRANTS(1)                            ANNUAL RATES OF STOCK PRICE
                         ----------------------------------------------------                  APPRECIATION FOR
                           NUMBER          % OF                                                OPTION TERMS(5)
                         OF SHARES     TOTAL OPTIONS                            ----------------------------------------------
                         UNDERLYING     GRANTED TO      EXERCISE                 STOCK                    STOCK
                          OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION    PRICE       DOLLAR       PRICE       DOLLAR
NAME                     GRANTED(2)   FISCAL YEAR(3)     ($/SH)       DATE      5%($)(4)    GAIN(1)     10%($)(4)    GAIN(1)
----                     ----------   ---------------   --------   ----------   --------   ----------   ---------   ----------
Harvey R. Blau.........   390,000          34.59%        $ 7.25     07-28-09     $11.81    $1,778,000    $18.81     $4,508,000
Robert Balemian........   290,000          25.72           7.25     07-28-09      11.81     1,322,000     18.81      3,352,000
Patrick L. Alesia......    25,000           2.22          10.00     02-04-09      16.29       157,000     25.94        399,000
Edward I. Kramer.......    15,000           1.33          10.00     02-04-09      16.29        94,000     25.94        239,000

---------------
(1) All grants are under our stock option plans. Dollar gains are based on the assumed annual rates of appreciation above the exercise price of each option for the term of the option.

(2) Grants were made at the market value of our common stock on the date of grant. Grants vest 50% one year after date of grant and the remaining balance two years after the date of grant.

(3) Total options granted to employees in fiscal 1999 were for 1,127,500 shares of Common Stock.

(4) The stock price represents the price of our common stock if the assumed annual rates of stock price appreciation are achieved over the term of each of the options.

(5) The increase in market value of our common stock for all stockholders as of December 24, 1999, assuming annual rates of stock appreciation from September 30, 1999 (stock price of $8.00 per share) over the ten year period used in this table, aggregate $152,600,000 at a 5% rate and $386,700,000 at a 10% rate.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth stock options exercised during fiscal 1999 and all unexercised stock options of the executive officers named in the "Summary Compensation Table" as of September 30, 1999:

                                                               NUMBER OF                  VALUE OF OUTSTANDING
                                                          OUTSTANDING OPTIONS           IN-THE-MONEY OPTIONS AT
                           SHARES                          AT FISCAL YEAR-END              FISCAL YEAR-END(1)
                          ACQUIRED        VALUE       ----------------------------    ----------------------------
NAME                     ON EXERCISE     REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                     -----------    ----------    -----------    -------------    -----------    -------------
Harvey R. Blau.........     --              --         1,550,000         915,000       $137,500        $292,500
Robert Balemian........     --              --         1,110,000         615,000        103,125         217,500
Patrick L. Alesia......     --              --            47,500          32,500          5,000          --
Edward I. Kramer.......     --              --            42,500          22,500          2,500          --

---------------
(1) Values are calculated by subtracting the exercise price from the fair market value of the stock as of September 30, 1999.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Effective October 1, 1996 we adopted the Griffon Corporation Supplemental Executive Retirement Plan ("SERP") for our officers.

     The normal retirement age under the SERP is 72. No benefit is payable unless a participant is vested at the time of termination of employment. A participant's right to receive a benefit vests after 20 years of service and one year of participation in the SERP, or upon a Change of Control as defined in the SERP.

     The SERP provides an annual benefit upon termination equal to the sum of .25% of Average Base Salary and 1.5% of Average Bonus/Incentive Compensation
multiplied by completed years of service (up to a maximum of 30). "Average" means the average of the three highest paid years out of the last ten prior to retirement. The benefit is reduced by any Social Security benefit attributable to the employment of the participant. Benefits are adjusted for early retirement and retirement after the normal retirement date. Retirement benefits are payable for life, with a guarantee of 10 years of payments. In addition, the SERP provides a pre-retirement death benefit payable for 10 years to the participant's beneficiary.

     A trust will be established to which contributions will be made to provide for the benefits under the SERP.

     The following tables show the projected annual benefits payable at age 72 under the SERP before the reduction for Social Security benefits. A participant's SERP benefit would be the total of the applicable amounts from each table, minus the Social Security benefit attributable to the participant's employment. The number of years of service of the participants as of September 30, 1999 are: Mr. Blau, 27; Mr. Balemian, 26; and Mr. Alesia, 26.

                BASE SALARY                        BONUS/INCENTIVE COMPENSATION
-------------------------------------------   ---------------------------------------
                         YEARS OF SERVICE                         YEARS OF SERVICE
                         WITH THE COMPANY     ASSUMED AVERAGE     WITH THE COMPANY
   ASSUMED AVERAGE      -------------------   BONUS/INCENTIVE   ---------------------
ANNUAL BASE SALARY(1)   25 YEARS   30 YEARS   COMPENSATION(2)   25 YEARS    30 YEARS
---------------------   --------   --------   ---------------   --------   ----------
      $200,000          $12,500    $15,000      $  100,000      $ 37,500   $   45,000
       300,000           18,750     22,500         250,000        93,750      112,500
       400,000           25,000     30,000         500,000       187,500      225,000
       500,000           31,250     37,500       1,000,000       375,000      450,000
       600,000           37,500     45,000       1,500,000       562,500      675,000
       700,000           43,750     52,500       2,000,000       750,000      900,000
       800,000           50,000     60,000       2,500,000       937,500    1,125,000

---------------
(1) Average of a participant's base salary for the highest three years out of the last ten prior to retirement.

(2) Average of a participant's bonus/incentive compensation for the highest three years out of the last ten prior to retirement.

CERTAIN TRANSACTIONS

     Harvey R. Blau, our Chairman of the Board, and Edward I. Kramer, our Vice President, Administration and Secretary are members of the law firm of Blau, Kramer, Wactlar & Lieberman, P.C., our general counsel. For the fiscal year ended September 30, 1999, we paid $731,000 in legal fees to Blau, Kramer, Wactlar &

Lieberman, P.C. Legal fees paid by us to Blau, Kramer, Wactlar & Lieberman, P.C. are reviewed and approved by a committee of independent non-employee directors. In addition, Blau, Kramer, Wactlar & Lieberman, P.C. subleases from us approximately 3,700 square feet of office space at our corporate headquarters. The rental under this sublease agreement is the same rental per square foot that we are paying on our prime lease, including any escalations, and aggregated approximately $91,000 in the fiscal year ended September 30, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1999, our Compensation Committee consisted of Messrs. Henry
A. Alpert, Abraham M. Buchman, Bertrand M. Bell and Rear Admiral Clarence A. Hill, Jr. (Ret.). None of these persons were our officers or employees during fiscal 1999 nor had any relationship requiring disclosure in this Proxy Statement.

     In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Compensation Committee Report on Executive Compensation" and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933 or the Securities Exchange Act.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation of our executive officers is generally determined by the Compensation Committee of the Board of Directors, subject to applicable employment agreements and incentive plans. Each member of the Compensation Committee is a director who is not employed by us or any of our affiliates. The following report with respect to certain compensation paid or awarded to our executive officers during fiscal 1999 is furnished by the directors who comprised the Compensation Committee during fiscal 1999.

GENERAL POLICIES

     Our compensation programs are intended to enable us to attract, motivate, reward and retain the management talent required to achieve corporate objectives, and thereby increase shareholder value. It is our policy to provide incentives to our senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of our businesses. To attain these objectives, our executive compensation program includes a competitive base salary, cash incentive bonuses and stock-based compensation. See "Management -- Employment
Agreements -- and -- Senior Management Incentive Compensation Plan."

     Stock options are granted to employees, including our executive officers, by the Compensation Committee under our stock option plans. The Committee believes that stock options provide an incentive that focuses the executive's attention on managing our company from the perspective of an owner with an equity stake in the business. Options are awarded with an exercise price equal to the market value of common stock on the date of grant, have a maximum term of ten years and generally become exercisable for half of the option shares one year from the date of grant and for all of the option shares two years from the date of grant. Among our executive officers, the number of shares subject to options granted to each individual generally depends upon the level of that officer's responsibility. The largest grants are awarded to the most senior officers who, in the view of the Compensation Committee, have the greatest potential impact on our profitability and growth.

Previous grants of stock options are reviewed but are not considered the most important factor in determining the size of any executive's stock option award in a particular year.

     From time to time, the Compensation Committee utilizes the services of independent consultants to perform analyses and to make recommendations to the Committee relative to executive compensation matters. No compensation consultant is paid on a retainer basis.

RELATIONSHIP OF COMPENSATION TO PERFORMANCE

     The Compensation Committee annually establishes, subject to the approval of the Board of Directors and any applicable employment agreements and our Senior Management Incentive Plan ("Incentive Plan"), the salaries which will be paid to our executive officers during the coming year. In setting salaries, the Compensation Committee takes into account several factors, including competitive compensation data, the extent to which an individual may participate in the stock plans maintained by us, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities, and job performance.

     For fiscal 1999, pursuant to the terms of his employment agreement with us and the Incentive Plan, Mr. Robert Balemian, our President, received a base salary and an incentive bonus based on our Consolidated Pretax Earnings. See "Management -- Employment Agreements -- and -- Senior Management Incentive Compensation Plan." In light of this employment agreement and the Incentive Plan, the Compensation Committee was not required to make any decision regarding the compensation of Mr. Balemian. Mr. Balemian was also granted certain stock options for the same reasons as are set forth under "Compensation of Chief Executive Officer" below. Mr. Patrick L. Alesia, our Vice President and Treasurer received a base salary, a cash bonus and a grant of stock options under our 1998 Employee and Director Stock Option Plan. Mr. Edward I. Kramer, our Vice President, Administration and Secretary, also received a base salary and a grant of stock options under our 1998 Employee and Director Stock Option Plan. The Compensation Committee determined that the base salaries, bonus and grant of stock options were appropriate given our financial performance, the substantial contributions made by Mr. Alesia and Mr. Edward I. Kramer to such performance and the compensation levels of executives at companies competitive with us.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     For fiscal 1999, pursuant to the terms of his employment agreement with us and the Incentive Plan, Mr. Harvey R. Blau, our Chairman and Chief Executive Officer, received a base salary and an incentive bonus based on our Consolidated Pretax Earnings. See "Management -- Employment Agreements -- and -- Senior Management Incentive Compensation Plan." In light of this employment agreement and the Incentive Plan, the Compensation Committee was not required to make any decision regarding the compensation of Mr. Blau. The Compensation Committee granted to Mr. Blau options to purchase common stock under the 1992 Plan. The Compensation Committee believes that stock options provide an incentive for Mr. Blau to maximize long-term shareholder value.

                                          The Compensation Committee

                                           Abraham M. Buchman, Chairman
                                           Henry A. Alpert
                                           Bertrand M. Bell
                                           Rear Admiral Clarence A. Hill, Jr.
                                           (Ret.)

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE"). These Reporting Persons are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and the NYSE. Based solely upon our review of the copies of the forms we have received, we believe that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal 1999.

                               PERFORMANCE GRAPH

     The following graph sets forth the cumulative total return to our stockholders during the five year period ended September 30, 1999 as well as an overall stock market index (S & P SmallCap 600 Index) and our peer group index (Dow Jones Industrial-Diversified Index).

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

            AMONG GRIFFON CORPORATION, THE S & P SMALLCAP 600 INDEX
                 AND THE DOW JONES INDUSTRIAL-DIVERSIFIED INDEX

                                      LOGO

* $100 INVESTED ON SEPTEMBER 30, 1994 IN STOCK OR INDEX, INCLUDING REINVESTMENT OF DIVIDENDS.

                              SHAREHOLDER PROPOSAL

     Set forth below is a shareholder proposal received from the Schwartz Value Fund. This proposal is included in the Proxy Statement in accordance with the rules of the Securities and Exchange Commission and is not endorsed by the Board of Directors. This proposal and the statement of the Schwartz Value Fund in support of the proposal are quoted below. The Company assumes no responsibility for the content of these materials. The name and address of the proponent and the number of shares which it holds will be promptly furnished to any shareholder upon request by mail or telephone to the Corporate Secretary at 100 Jericho Quadrangle, Jericho, New York 11753, telephone number 516-938-5544. The Board of Directors recommends that shareholders vote AGAINST approval of this proposal.

          "RESOLVED, that the shareholders of Griffon Corporation (the "Company") hereby recommend that the Board of Directors appoint a Special Committee, consisting of all Directors except those who are current or former officers of the Company, for the purpose of soliciting, reviewing and negotiating offers to acquire the Company on terms that are fair and in the best interests of all shareholders of the Company. If the Committee determines that an offer is financially fair and in the best interest of all shareholders of the Company, the Committee shall recommend to the Board of Directors that it consider and act on the offer in accordance with applicable law.

          RESOLVED FURTHER, that these resolutions shall not be altered, amended, modified or repealed except by the shareholders of the Company."

Statement Of Schwartz Value Fund In Support Of Proposal

     Proponent believes that senior management's divided and sometimes conflicting interests, and the Board's focus on management compensation rather than shareholder return, have greatly contributed to the poor performance of the Company's shares. Accordingly, proponent believes the shareholders would best be served by the sale of the Company.

     The ineffectiveness and inattention of management is reflected in the dismal shareholder returns over the last five years. Earnings per share for the current year are below those of five years ago. This poor performance is reflected in the Company's stock price, which as of August 31, 1999 was below what it was five years earlier. And during that same period, no dividends have been paid.

     In contrast, the compensation and other payments received by senior management during the last five years has increased significantly. During the five years ended September 15, 1998, the Company's CEO, Harvey Blau, was paid salary, bonus and other compensation exceeding $15 million and options covering more than two million shares. And for Mr. Blau this is only a part time job; he is also Chairman and CEO of another corporation which paid him compensation of $2.2 million plus options on 990,000 shares during the same period. He is also a senior member of the Company's law firm to which the Company paid approximately $3 million over the four years ended September 30, 1998.

     The Company's President, Robert Balemian, has fared almost as well as the CEO. During the same five year period he received salary, bonus and other compensation totaling $14,829,675, plus options on 1,650,000 shares.

     The comparison of the lackluster results of shareholders and the increased compensation to senior management over the last five years is startling and disturbing to proponent.

     Enough is enough! Proponent believes it is time to turn over control of the Company to a Board and management team more interested in shareholder value. Proponent believes the best way to accomplish this is through a sale of the Company, and urges you to vote in favor of the proposal.

Statement of the Company Regarding Proposal

     The Board of Directors recommends that shareholders vote AGAINST approval of this proposal. The Board of Directors opposes this proposal because it believes that the proposal is based on the faulty premise that it is in the best interests of the Company and its shareholders that the Company be promptly sold to realize a premium over the current market price of its common stock. The Board believes that this premise does not properly take into account the current position and prospects of the Company and therefore is not in the best interests of the Company and its shareholders.

     A decision as to whether or when to sell any company involves a complex balancing of a variety of factors. It involves estimating and comparing short term returns that might be achieved if a company were sold in the current market with those returns which may be achieved beyond the near term as an independent company through its business plan and under different market conditions which would substantially enhance the financial, business and valuation posture of the company. Moreover, it involves considering the adverse effect of a decision to sell the company on its employees and customer base which may impair the inherent value of the company. It also involves an intimate knowledge of the company's markets, customers and business cycles and an evaluation of these in light of current financial and product market conditions.

     Because the making of such decisions requires detailed knowledge of the company's business, plans, prospects and the markets in which it operates, the law places the responsibility for making decisions as to whether, when and how to sell a company in the Board of Directors, subject to the ultimate control of the shareholders through their power to elect the members of the Board. Obviously, the expertise of company employees is an invaluable part of this process. The statutes also place upon the Board of Directors the fiduciary duty to make such decisions only in the manner that it believes in good faith, with sufficient information after a proper investigation, to be in the best interests of the company and its shareholders.

     The Company has invested in, expanded and developed its operations during the past three years and believes it is poised to enjoy the rewards of these actions. While each of the Company's divisions has continued to experience sales growth throughout this period, competitive pricing pressures, delays in increasing production capacity and the introduction of new programs have adversely impacted net income during the last two years. The Company believes recent developments will impact favorably on operating results as follows:

     - The Company's garage door division, the nation's largest manufacturer and distributor of residential garage doors, has consolidated manufacturing operations, resulting in production efficiencies and reduced costs, and is in the process of adding additional production capacity. The Company recently announced that it was selected to be the exclusive supplier of garage doors to The Home Depot, Inc. throughout the United States and Canada. This program is expected to be an important factor in the growth of this business over the next several years.

     - The Company's specialty plastic films operations in the expanding European market have recently begun to reflect operating improvement due to investments, sales growth and increased efficiencies.

       The Company expects this improvement to continue, and believes that it is well positioned to capitalize on new opportunities afforded as a respected global supplier to Procter & Gamble.

In addition, the Company has experienced continued success in its other business segments:

     - The Company's installation services unit, created just seven years ago, has increased profits and sales in each year, providing a unique array of specialty building products to the residential construction market with an expanding sales volume now exceeding $240 million.

     - The Company's electronic information and communication systems subsidiary finished the year with solid operating profits and a $170 million backlog.

     The Board of Directors believes that, on the basis of these events and considerations, the current level of the Company's stock price does not reflect the value and growth prospects of the Company. The Board of Directors, therefore, does not believe that a sale of the Company in the current stock market environment and based on the Company's current position in its business markets would be in the best interests of the Company or its shareholders.

     In addition, the Board of Directors believes that the supporting statement, insofar as it discusses management compensation arrangements, does not address the fundamental issues presented by the proposal, which concern the long-term strategy of the Company. The statement concerning compensation arrangements also does not properly take into account the major accomplishments achieved by the Company under its current management, including the substantial growth and development of each of its divisions into major factors in their respective businesses. It should be noted that the shareholders overwhelmingly supported the Senior Management Incentive Compensation Plan currently in effect which was submitted for shareholder vote at the Company's 1998 shareholders meeting.

     For the reasons indicated above, the Board of Directors unanimously recommends that the stockholders vote AGAINST approval of the Shareholder Proposal.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP acted as our independent public accountants for the fiscal year ended September 30, 1999 and has been selected by the Board of Directors, upon the recommendation of the Audit Committee, to continue to act as our independent public accountants for the 2000 fiscal year.

     A representative of Arthur Andersen LLP plans to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

     A copy of our Annual Report to Stockholders for the fiscal year ended September 30, 1999 has been provided to all stockholders as of the Record Date. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

                           FORWARD LOOKING STATEMENTS

     All statements other than statements of historical fact included in this proxy statement are forward-looking statements. When used in this proxy statement, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, as well as assumptions made by and information currently available to the Company's management, identify forward-looking statements. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including, but not limited to, the effect of business and economic conditions; the impact of competitive products and pricing; and capacity and supply constraints or difficulties. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.

                           MISCELLANEOUS INFORMATION

     As of the date of this Proxy Statement, the Board of Directors does not know of any business other than that specified above to come before the meeting, but, if any other business does lawfully come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote in regard thereto, in accordance with their judgment.

     We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain of our officers and employees may solicit proxies by telephone, telegraph or personal interview. We may also request brokerage houses and other custodians, and, nominees and fiduciaries, to forward soliciting material to the beneficial owners of stock held of record by such persons, and may make reimbursement for payments made for their expense in forwarding soliciting material to the beneficial owners of the stock held of record by such persons. We have also retained the firm of MacKenzie Partners, Inc. to assist in soliciting proxies on our behalf at an estimated fee of $10,000, plus out-of-pocket expenses.

     We must receive stockholder proposals with respect to our next annual meeting of stockholders no later than October 2, 2000 to be considered for inclusion in our next Proxy Statement.

                                           By Order of the Board of Directors,

                                                     EDWARD I. KRAMER
                                                        Secretary

Dated: December 28, 1999
      Jericho, New York

                                                --------------------------------
                                                WHEN PROXY IS OKAYED PLEASE SIGN
                                                        & DATE IT ABOVE






--------------------------------------------------------------------------------

                              GRIFFON CORPORATION

                   BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING
                                FEBRUARY 8, 2000

       The undersigned hereby appoints HENRY A. ALPERT and MARTIN S. SUSSMAN, or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in GRIFFON CORPORATION, a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held on February 8, 2000 and any postponements or adjournments thereof.

       THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. STOCKHOLDERS MAY WITHHOLD THE VOTE FOR ONE OR MORE NOMINEE(S) BY WRITING THE NOMINEE(S) NAME(S) IN THE BLANK SPACE PROVIDED ON THE REVERSE HEREOF. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND AGAINST THE SHAREHOLDER PROPOSAL AS SET FORTH ON THE REVERSE HEREOF.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

--------------------------------------------------------------------------------

                                                --------------------------------
                                                WHEN PROXY IS OKAYED PLEASE SIGN
                                                        & DATE IT ABOVE




                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                               GRIFFON CORPORATION

                                FEBRUARY 8, 2000





                                    \/ Please Detach and Mail in the Envelope Provided \/
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    |
                         ---                                                                                        |
A [X] PLEASE MARK YOUR   |                                                                                          |_____
      VOTES AS IN THIS
      EXAMPLE.

                 FOR all nominees          WITHHOLD          THE BOARD OF DIRECTORS RECOMMENDS
              listed at right (except     AUTHORITY          A VOTE FOR THE ELECTION OF DIRECTORS.
                 as marked to the       to vote for all
                  contrary below)   nominees listed at right
  1. Election of the
     nominees listed    [ ]                  [ ]       NOMINEES:                      THE BOARD OF DIRECTORS RECOMMENDS A
     at right, as set                                    Robert Balemian              VOTE AGAINST THE SHAREHOLDER PROPOSAL:
     forth in the proxy statement:                       Harvey R. Blau
                                                         Ronald J. Kramer                                      FOR AGAINST ABSTAIN
  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY    Lieutenant General           2. Shareholder proposal, [ ]   [ ]     [ ]
  INDIVIDUAL NOMINEE, PRINT THE NOMINEE'S NAME ON THE      James W. Stansberry (Ret.)    as set forth in the
  LINE PROVIDED BELOW.)                                                                  proxy statement.

                                                                                      3. Upon such other business as may properly
  ---------------------------------------------------                                    come before the meeting or any
                                                                                         adjournment thereof.

                                                                                      PLEASE DATE, SIGN AND RETURN THIS PROXY IN
                                                                                      THE ENCLOSED ENVELOPE.





  SIGNATURE(S)__________________________________________  ____________________________________________________  DATED:________, 2000


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


                                                --------------------------------
                                                WHEN PROXY IS OKAYED PLEASE SIGN
                                                        & DATE IT ABOVE






--------------------------------------------------------------------------------

                             VOTING INSTRUCTIONS TO
                           U.S. TRUST COMPANY, N.A.,
                    AS TRUSTEE UNDER THE GRIFFON CORPORATION
                          EMPLOYEE STOCK OWNERSHIP PLAN

       I hereby direct that at the Annual Meeting of Stockholders of Griffon
Corporation on February 8, 2000 and at any postponements or adjournments thereof, the voting rights pertaining to the shares of Griffon Corporation
Common Stock deemed allocated to my account under the Griffon Corporation
Employee Stock Ownership Plan solely for the purpose of voting at the Annual
Meeting shall be exercised as checked on this card, or if not checked, shall be voted in the discretion of the Trustee. PARTICIPANTS MAY WITHHOLD THE VOTE FOR
ONE OR MORE NOMINEE(S) BY WRITING THE NOMINEE(S) NAME(S) IN THE BLANK SPACE
PROVIDED ON THE REVERSE HEREOF.

       PARTICIPANTS ARE STRONGLY ENCOURAGED TO READ THE ENCLOSED PROXY STATEMENT
CAREFULLY. YOUR VOTING INSTRUCTIONS TO U.S. TRUST ARE STRICTLY CONFIDENTIAL AND
WILL NOT BE DISCLOSED UNLESS REQUIRED BY LAW.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

--------------------------------------------------------------------------------



                                                --------------------------------
                                                WHEN PROXY IS OKAYED PLEASE SIGN
                                                        & DATE IT ABOVE




                         PLEASE DATE, SIGN AND MAIL YOUR
               VOTING INSTRUCTION CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                               GRIFFON CORPORATION

                                FEBRUARY 8, 2000





                                    \/ Please Detach and Mail in the Envelope Provided \/
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    |
                         ---                                                                                        |
A [X] PLEASE MARK YOUR   |                                                                                          |_____
      VOTES AS IN THIS
      EXAMPLE.

                 FOR all nominees          WITHHOLD          THE BOARD OF DIRECTORS RECOMMENDS
              listed at right (except     AUTHORITY          A VOTE FOR THE ELECTION OF DIRECTORS.
                 as marked to the       to vote for all
                  contrary below)   nominees listed at right
  1. Election of the
     nominees listed    [ ]                  [ ]       NOMINEES:                      THE BOARD OF DIRECTORS RECOMMENDS A
     at right, as set                                    Robert Balemian              VOTE AGAINST THE SHAREHOLDER PROPOSAL:
     forth in the proxy statement:                       Harvey R. Blau
                                                         Ronald J. Kramer                                      FOR AGAINST ABSTAIN
  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY    Lieutenant General           2. Shareholder proposal, [ ]   [ ]     [ ]
  INDIVIDUAL NOMINEE, PRINT THE NOMINEE'S NAME ON THE    James W. Stansberry (Ret.)      as set forth in the
  LINE PROVIDED BELOW.)                                                                  proxy statement.


  ---------------------------------------------------                                 PLEASE DATE, SIGN AND RETURN THIS VOTING
                                                                                      INSTRUCTION CARD PROXY IN THE ENCLOSED
                                                                                      ENVELOPE.








  SIGNATURE(S)__________________________________________  ____________________________________________________  DATED:________, 2000

NOTE: Please sign and date and return this voting instruction card in our attached envelope. This card must be received by 5:00 p.m.
Eastern Time on February 1, 2000.


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